EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into this 14th day of December, 1999, between Acceptance Insurance Companies Inc. ("Acceptance") and John E. Martin ("Executive"). In consideration for the mutual promises contained herein, the parties agree as follows:

         1. Employment. Acceptance shall employ and Executive shall serve Acceptance as President and Chief Executive Officer commencing December 14, 1999, under the conditions hereinafter set forth. Executive agrees to perform such services, not inconsistent with these positions, as may be assigned to him by the Board of Directors of Acceptance ("Board") or its Executive Committee.

         2. Duties. Executive agrees to devote all of his business time, attention, skill and efforts to the business of Acceptance, its subsidiaries and affiliated companies, and the faithful, efficient performance of his duties under this Agreement, and shall not engage in any business activity or consulting work for business organizations not affiliated with Acceptance without consent of the Board.

         3. Compensation and Benefits. In consideration of the services to be rendered by Executive under this Agreement, Executive shall be entitled to the following compensation and benefits:

         3.1 Signing Bonus. Executive shall receive a signing bonus of $50,000 to be paid during the month of January, 2000.

         3.2 Base Salary. Executive shall receive a Base Salary of $250,000 a year, subject to increase upon review and approval of the Board at least annually.

         3.3 Employee Benefit Programs. Executive shall be entitled to all benefits available to employees of Acceptance as may be changed from time to time by Acceptance including, but not limited to, the 1996 Incentive Stock Option Plan, the Acceptance Management Incentive Compensation Plan, and any other stock plan, deferred compensation plan or similar plan established by Acceptance for its employees and senior executives. Executive shall receive twenty-two (22) days of paid vacation each year of his employment.

         3.4 Stock. Subject to shareholder approval, Acceptance shall grant to Executive a non-qualified stock option award ("Option") to purchase 200,000 shares of Acceptance common stock. This Option shall become exercisable: (a) with respect to 100,000 shares, after December 1, 2000 at an exercise price of the lower of $5.50 a share or the average trading price per share during the first quarter of 2000; (b) with respect to 50,000 shares, after December 1, 2001 at an exercise price which is $1.00 higher than the exercise price granted in 2000; and (c) with respect to 50,000 shares, after December 1, 2002 at an exercise price which is $2.00 higher than the exercise price granted in 2000. The Option shall be exercisable for a period of ten
(10) years from the later of December 14, l999 or the date of the grant. In the event that Acceptance shall declare a dividend in shares of

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common stock, subdivide its outstanding stock into a greater number of shares, or issue by reclassification of its shares of common stock other securities of Acceptance, the number of shares purchasable upon exercise of the Option shall be adjusted so that Executive shall be entitled to receive the kind and number of shares or other securities of Acceptance that he would have owned or been entitled to receive, without dilution, under this Option. If shareholders fail to approve this Option, Acceptance will pay to Executive a sum which will be the economic equivalent of the Option to Executive grossed up for applicable taxes, the amount and timing of which will be agreed to by the parties after reasonably taking into consideration tax and related consequences for Executive. In the event of Executive's death, this Option shall be exercisable by the personal representative of his estate.

         3.5 Temporary Housing/Relocation. Acceptance will pay for temporary housing for Executive in the Omaha, Nebraska metropolitan area for a period of up to June 30, 2000. Acceptance will pay for all reasonable costs incurred by Executive for moving household goods, a housing search and related travel including two (2) round-trip airfares for his spouse, incurred within twelve (12) months following his date of employment for the purpose of relocating his household and family from Sacramento, California to the Omaha, Nebraska metropolitan area. In addition, Acceptance will pay for Executive's travel expenses between Omaha and Sacramento to visit his family every other weekend until June 30, 2000.

         4. Term of Employment. Executive shall remain employed and this Agreement shall remain in effect until December 14, 2002, unless earlier terminated for cause or as the result of Executive's death or permanent disability. Permanent disability shall mean a physical or mental disability which renders Executive incapable, after reasonable accommodation and on a permanent full-time basis, of performing his duties under this Agreement. If this Agreement is terminated prior to December 14, 2002 for any reason other than cause, Executive or his estate will receive the balance of any compensation and benefits (except those which by their terms cannot succeed his termination, death or disability) which Executive would have received had he remained employed until December 14, 2002. This Agreement will be automatically renewed for successive terms of one (1) year unless either party gives to the other party written notice of an intention not to renew the Agreement at least sixty (60) days prior to December 14, 2002, or any succeeding annual anniversary.

         5. Termination for Cause. In the event that Acceptance terminates Executive's employment for cause, Acceptance shall pay to Executive his earned but unpaid Base Salary to the date of such termination. Except for such payment, and payment pursuant to any other plan afforded to Executive and his dependants during his employment and under this Agreement, which by its terms provides for income or medical payments or like benefits following his termination of employment, Acceptance's obligations under this Agreement shall cease on the date of such termination and Acceptance shall have no further obligations to Executive, his estate or any other person or entity as a result of this Agreement.



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         As used in this Agreement, the term "cause" shall mean Executive's willful misconduct with respect to any of his material obligations to Acceptance, including, but not limited to: commission by Executive of a felony; the perpetration of a dishonest act or common law fraud against Acceptance; any injury to Acceptance or any of its subsidiaries or affiliates resulting from Executive's gross negligence or willful or intentional act or failure; failure, after receipt of written notice, to carry out the reasonable and lawful direct orders of the Board or its Executive Committee or to perform any duties under this Agreement; or any serious or continuing breach by Executive of substantial duties under this Agreement. Without limiting the generality of the foregoing, the parties agree that a determination of cause reasonably and lawfully made by the Board shall be conclusive.


         6. Assistance in Litigation. During and following his employment, Executive shall, upon reasonable notice, furnish such information and proper assistance to Acceptance as may be reasonably required by Acceptance in connection with any litigation, regulatory or other proceeding in which it or any of its subsidiaries is, or may become, a party. If such assistance is requested following Executive's employment, Acceptance will pay to Executive a reasonable hourly or per diem rate as may be applicable and reimburse him for reasonable and appropriate expenses. Acceptance will indemnify and hold Executive harmless from any claims or actions arising out of the performance of his duties under this Agreement.

         7. Confidential Information. Executive agrees to protect and not to disclose at any time, either during or subsequent to employment, directly or indirectly, to anyone not an officer or employee of Acceptance or its subsidiaries or affiliates, except on a need-to-know basis, any confidential information unless written consent of the Board is first secured. "Confidential Information" means information or data disclosed to Executive as a consequence of his employment by Acceptance, including information conceived, originated, discovered or developed by Executive, not generally known in the industry and not freely available to persons not employed by Acceptance, about agents, reinsurers, underwriting experience, business operating procedures, policies and processes, trade secrets, and information relating to, but not limited to, products, services, marketing, customer lists, financial data, pricing, and other management and marketing plans. Executive further agrees that he may use Confidential Information only in connection and consistent with his duties as President and Chief Executive Officer of Acceptance, and that all Confidential Information and all business records of any kind whatsoever of Acceptance and its subsidiaries and affiliates are the exclusive property of Acceptance and, without limitation, shall remain the exclusive property of Acceptance while Executive is employed under this Agreement and after the termination of this Agreement.

         8. Nonsolicitation. During the term of this Agreement, and for a period of two (2) years following the end of his employment hereunder, Executive shall not, directly or indirectly, solicit divert, interfere with, or attempt to induce any customer, agent, employee, vendor or reinsurer of Acceptance to leave his or her employment or other relationship with Acceptance in order to participate in any business competitive with Acceptance.

         9.       Noncompetition.   Executive acknowledges that Acceptance is
engaged in a specialized form of insurance in a market not capable of geographic description or limitation, and that because of the nature of his employment under this Agreement Executive will receive and develop
Confidential Information and develop business relationships which Acceptance has a right to protect. Executive agrees that during the term of his employment with Acceptance and for a period of two (2) years following the end of his employment hereunder he will not, directly or indirectly, as an employee or agent of, or consultant or advisor of any kind to, any competitor of Acceptance, compete with Acceptance or any of its subsidiaries or affiliates.

         10. Breach. Executive acknowledges and agrees that the covenants set forth in paragraphs 7, 8 and 9 are reasonably necessary for the protection of Acceptance and that should he violate their terms Acceptance will be irreparably injured, and that Acceptance is entitled to equitable and injunctive relief in addition to all other remedies available, and no bond will be required. It is further acknowledged and agreed that, in the event of such breach, Acceptance, at its election, may bring an action to enforce such covenants in a court of competent jurisdiction located in Pottawatamie
County, Iowa. To the extent that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overbroad, the parties agree that such court shall thereupon reduce or otherwise modify such term or provision to the extent to which it is not then considered overbroad and unenforceable.

         11.      General Provisions.

         11.1 Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Acceptance and Executive and their respective successors and assigns; provided, however, that this Agreement is personal as to the services to be performed by Executive, and Executive shall have no right to assign or delegate the performance of such duties to any other person.

         11.2 Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement.

         11.3 Headings. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         11.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

         IN WITNESS WHEREOF, Acceptance and Executive have executed this Agreement on the date first above written.

                                ACCEPTANCE INSURANCE COMPANIES INC.

                                   /s/ Michael R. McCarthy
                                By________________________________________

                                        Chairman
                                Title: _____________________________________


                                 /s/ John E. Martin
                                __________________________________________
                                            John E. Martin


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                                    ADDENDUM


         Acceptance Insurance Companies Inc. ("Acceptance") and John E. Martin ("Executive") hereby agree that Section 3.4 of Executive's Employment Agreement entered into on December 14, 1999, providing for a grant of a non-qualified stock option award ("Option") by Acceptance to Executive, shall be amended by adding thereto the following:

                  Upon the occurrence of a "Change in Control" the Option as to all shares shall become immediately exercisable by Executive at the incremental exercise prices provided herein (assuming that such event occurs following the end of the first quarter of 2000 and the exercise prices are determined). A Change in Control shall be deemed to have occurred upon (i) the acquisition by any person, entity or group, within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Exchange Act, other than Acceptance or any employee benefit plan of Acceptance, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then outstanding shares of Acceptance Stock or (y) the combined voting power of Acceptance's then outstanding voting securities, or (ii) approval by the stockholders of Acceptance of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Acceptance immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combinded voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Acceptance or the sale of all or substantially all of the assets of Acceptance.


          03/09/00
Dated: ___________________                 ACCEPTANCE INSURANCE COMPANIES INC.

                                       /s/ Michael R McCarthy
                             By:      _________________________________________
                                        Chairman
                             Title:   _________________________________________


          03/09/00                      /s/ John E. Martin
Dated: ___________________            _________________________________________
                                       John E. Martin